CONTACT INFORMATION
--------------------------------------------------------------------------------










UBS Warburg LLC
299 Park Avenue
New York, NY 10171-0026

Tel: 212-821-3000

www.ubswarburg.com


UBS Warburg LLC is a subsidiary of UBS AG
UBS Warburg is a business group of UBS AG

                                               STRICTLY PRIVATE AND CONFIDENTIAL




   PROJECT MILL

   PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
   APRIL 24, 2001








   April 2001

--------------------------------------------------------------------------------

The accompanying material was compiled on a confidential basis for use solely by the Special Committee of the Board of Directors of Springs Industries, Inc. (the "Company") in evaluating the proposed transaction described herein. This material was prepared for a specific use by specific persons and was not prepared to conform with any disclosure standards under applicable federal securities laws or otherwise. Neither the Company nor UBS Warburg ("UBS Warburg") nor any of their respective officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the material set forth herein. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past or the future.

It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company without any independent verification thereof by UBS Warburg. Accordingly, no representation or warranty can be or is made by UBS Warburg as to the accuracy or achievability of any such valuations, estimates and/or projections.

CONTENTS
--------------------------------------------------------------------------------


Section 1   Transaction Overview----------------------------------1
SECTION 2   Financial Overview-----------------------------------11
SECTION 3   Valuation Analyses-----------------------------------35

APPENDICES A  Comparable Company Descriptions
           B  Comparable Transaction Descriptions

TRANSACTION OVERVIEW
--------------------------------------------------------------------------------
SECTION 1

TRANSACTION OVERVIEW
--------------------------------------------------------------------------------

o Heartland Industrial Partners, L.P. ("Heartland") will acquire a significant interest in Springs Industries, Inc. ("Springs" or the "Company"), and Springs' shareholders (other than certain members of the Close family (the "Close Family") and certain management shareholders (collectively, the "Continuing Shareholders") and Dissenting Shareholders (as defined in the Agreement (as defined below)) will receive US$46.00 per share in cash for each outstanding share of common stock of the Company

o Pursuant to the draft Recapitalization Agreement (the "Agreement") dated April 23, 2001 to be entered into by Springs and Heartland Springs Investment Company ("Merger Subsidiary"), an entity controlled by Heartland, Springs will undertake a recapitalization whereby:

   - Merger Subsidiary will merge with and into the Company (the "Merger");

   - Shares of the Company (other than the shares held by the Continuing Shareholders and Dissenting Shareholders) will be converted into the right to receive US$46.00 per share in cash (the "Cash Merger Consideration"), subject to the terms and conditions as set forth in the Agreement;

o For the purposes of our analyses, UBS Warburg has assumed the transaction will close on June 30, 2001



                                           Section 1: Transaction Overview     2

HEARTLAND OVERVIEW
--------------------------------------------------------------------------------

o Heartland is a private equity investment fund formed in 1999 with equity commitments in excess of US$1.1 billion (US$2 billion targeted by the final close of the fund) with offices in Greenwich, CT, New York, NY and Detroit, MI

o Primary investment focus is on mid- to large-cap, industrial companies with a "buy, build and grow" platform scale-up investment strategy to be concentrated among five industrial sectors

o Targeted industries include those that are poised for consolidation and have long-term growth potential: automotive, aerospace material/components, metal forming/fabrication, specialty chemicals, home textiles/furnishings, machine tools, and heavy equipment

o Heartland was founded by David Stockman, a former partner at The Blackstone Group and a former Reagan Administration cabinet officer; Timothy Leuliette, the former president and COO of Penske Corporation; and Daniel Tredwell, a former managing director of Chase Securities. Heartland currently has 7 partners and 20 professionals

o Transactions completed to date have focused on the automotive supply sector. Three of these transactions resulted in the creation of Metaldyne Corporation in January 2001
     -MascoTech, Inc.-November 2000 (Metaldyne)
     -Simpson Industries, Inc.-December 2000 (Metaldyne)
     -Global Metal Technologies, Inc.-January 2001 (Metaldyne)
     -Collins & Aikman Corporation-March 2001 (60% ownership)



                                           Section 1: Transaction Overview     3

PRINCIPAL TERMS & CONDITIONS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Form of Transaction:   o Leveraged recapitalization via reverse merger

Merger Consideration:  o US$46.00 per share in cash

Tax Structure:         o Fully taxable to selling shareholders

Accounting             o Recapitalization accounting under GAAP (no push-down of
Treatment:               goodwill)

Significant Conditions o Special Committee approval of the proposed amendment to
and Other Terms:         the Company's Articles of Incorporation (the
                         "Amendment") and the Agreement and recommendation of same to the Board of Directors
                       o Approval by Springs' Board of Directors and
                         recommendation to the Company's shareholders (other than the Continuing Shareholders)
                       o Affirmative vote by 2/3 of the votes by the Company's
                         shareholders in favor of the Amendment, with the Class
                         A and Class B shareholders voting together as a single class (with the holders of Class B shares entitled to four votes per share) (Close Family shares represent approximately 73% of the vote)
                       o Affirmative vote by 2/3 of the votes by the Company's
                         shareholders in favor of the Merger, with the Class A and Class B shareholders voting together as a single class (with the holders of Class B shares entitled to one vote per share) (Close Family shares represent approximately 41% of the vote)
                       o Customary conditions relating to regulatory approvals
                         and no material adverse effect
                       o Compliance by the Close Family with respect to the
                         Shareholders Agreement, including voting their shares in favor of the Agreement and the Amendment
                       o Financing out is subject to (i) the terms and
                         conditions of the bank commitment letter; (ii) bank financing shall have been completed on substantially the terms and conditions in the bank commitment letter
                         (or on terms and conditions which are not materially more onerous); (iii) compliance with respect to the Shareholders Agreement; and (iv) the terms and conditions of the equity commitment letter
                       o No shop provision subject to fiduciary out


                                           Section 1: Transaction Overview     4

--------------------------------------------------------------------------------

Termination            o Customary termination conditions and provisions
Conditions:              including:

                          - termination by mutual consent
                          - termination by either Springs or Heartland, if
                            (i) the Merger is not consummated on or before October 15, 2001; (ii) failure to receive the requisite vote in favor of the Amendment; and
                            (iii) failure to receive the requisite vote in favor of the Merger;
                          - termination by Heartland, if the Special Committee
                            or Board of Directors shall have failed to make, withdrawn or modified in a manner adverse to Heartland its approval or recommendation of the Merger
                          - termination by the Company, if the Company receives
                            from any third party an Acquisition Proposal (as defined in the Agreement) which the Special Committee or the Board of Directors determines is more favorable to the Company's shareholders and determines in good faith that adopting or recommending such offer is reasonably likely to be required in the exercise of its respective fiduciary duties;
                          - no termination fee (except for expense reimbursement
                            in the case of a termination under certain circumstances)

--------------------------------------------------------------------------------


                                           Section 1: Transaction Overview     5

PURCHASER FINANCING
--------------------------------------------------------------------------------

o Heartland intends to finance the Merger through the use of: (i) US$700 million senior secured credit facilities provided by JP Morgan Chase ("Morgan Chase"); (ii) a US$200 million receivables purchase facility; and
  (iii) US$225 million of equity capital provided by Heartland in addition to the equity rolled over by Continuing Shareholders

o The Morgan Chase credit facilities are comprised of a term loan facility, a revolving credit facility and a receivables purchase facility
  - term loan facility is comprised of two tranches: (i) a 5.5-year, amortizing, term loan facility (the "Tranche A Term Loan Facility") in the amount of US$200 million and (ii) a 7-year, amortizing, term loan facility (the "Tranche B Term Loan Facility") in the amount of US$300 million
  - secured revolving credit facility is available in the amount of up to US$200 million for a period of 5.5 years
  - receivables purchase facility in the amount of up to US$200 million through which the Company will securitize its trade receivables through the issuance of commercial paper (backed by the cash flows from the eligible trade receivables sold to a special purpose subsidiary or trust). This facility has a term of one year which may be extended for additional one-year terms
  - pricing, subject to a leverage performance grid, will initially be set at a spread to adjusted LIBOR ("LIBOR") or to the commercial paper rate, as follows:
    - Tranche A Term Loan Facility: LIBOR + 1.75%
    - Tranche B Term Loan Facility: LIBOR + 2.25%
    - Secured Revolving Credit Facility: LIBOR + 1.75%
    - Receivables Purchase Facility: CP Rate (at market)


                                           Section 1: Transaction Overview     6

--------------------------------------------------------------------------------

o Significant financing conditions include:

  - Morgan Chase (Bank Financing) (i) customary conditions relating to fees, documentation, compliance with law, etc.; (ii) no material adverse change in the Company or in the financial, banking or capital markets as they relate to hindering Morgan Chase's ability to syndicate the facilities;
    (iii) knowledge that no other competing financing for a Heartland affiliate occurs during the syndication without the consent of Morgan Chase;
    (iv) Morgan Chase's completion of ongoing legal, environmental, tax and accounting due diligence; and (v) satisfied as to the nature of the environmental and employee health/safety exposures and receipt of environmental assessments (including Phase I and II reports, as applicable) satisfactory to Morgan Chase
  - Heartland (Equity Financing) (i) satisfaction of the conditions to Merger Subsidiary's obligations under the Agreement; and (ii) termination of commitment congruent with the termination provisions in the Agreement

o An estimated sources and uses of funds for the transaction is illustrated below:



                                           Section 1: Transaction Overview     7

--------------------------------------------------------------------------------

ESTIMATED SOURCES 1
                                          AMOUNT
                                          (US$mm)
-------------------------------------------------------
Sr. Bank Term Revolver                      49.6
Receivables Purchase Facility              165.0
Sr. Bank Term Loan-A                       200.0
Sr. Bank Term Loan-B                       300.0
Assumed Debt                                28.1
-------------------------------------------------------
Total Debt                                 742.7
-------------------------------------------------------
Heartland Equity                           225.0
Shareholder Rollover                       283.6
-------------------------------------------------------
Total Equity                               508.6
-------------------------------------------------------
Total Sources                            1,251.3
-------------------------------------------------------


Estimated Uses 1
                                          Amount
                                          (US$mm)
-------------------------------------------------------
Purchase of Springs Equity (including      841.7
rollover equity)
Repay Indebtedness                         327.2
Assumed Debt                                28.1
Excess Cash (working capital)               14.3
Fees & Expenses                             40.0
-------------------------------------------------------
Total USES                               1,251.3
-------------------------------------------------------
NOTE:
1 Assumes a June 30, 2001 closing and purchase price of US$46.00 per share


                                           Section 1: Transaction Overview     8

VALUATION ANALYSIS AT VARIOUS SHARE PRICES
--------------------------------------------------------------------------------


Springs Transactions Value at Proposed Offer Price 1

(US$mm, except per share)
-------------------------------------------------------
Proposed Transaction Price Per Share        46.00
Total Diluted Shares Outstanding            19.88
-------------------------------------------------------
                                            914.4
-------------------------------------------------------
Less: Option Proceeds                       (72.7)
-------------------------------------------------------
TRANSACTION EQUITY MARKET VALUE             841.7
-------------------------------------------------------
Plus: Springs Debt (incl. make whole pmts.) 395.0
Plus: Unfunded Pension Liability             20.8
Plus: Interest Bearing Deferred Comp.        36.1
Liability
Less: Cash and Equivalents                   (8.4)
-------------------------------------------------------
TRANSACTION ENTERPRISE VALUE              1,285.2
-------------------------------------------------------


Springs Shares Sold vs Rolled

                                Shares      Amount 1
Shares Sold                      (mm)        ($mm)
-------------------------------------------------------
Public                          10.69        491.7
Close Family                     1.09         50.0
Incremental Shares (Treas.       0.36         16.4
Method)2
-------------------------------------------------------
Total Shares Sold               12.13        558.1
-------------------------------------------------------
Close Family Shares Rolled       6.17        283.6
-------------------------------------------------------
TOTAL SHARES OUTSTANDING        18.30        841.7
-------------------------------------------------------
NOTES:
1 Assumes US$46.00 per share and 55.8% pro forma Close Family ownership
2 Incremental share effect from the exercise of options calculated using the treasury method

Implied Valuation Multiples at Various Share Prices 2
--------------------------------------------------------------------------------------------------------
Per Share Value (US$)       44.00        45.00        46.00        47.00         48.00        49.00
--------------------------------------------------------------------------------------------------------
TEV/LTM Revenue (x)          0.55         0.56         0.57         0.58          0.59         0.60
TEV/LTM EBITDA (x)           5.0          5.1          5.2          5.3           5.3          5.4
TEV/LTM Free Cash Flow 3 (x) 7.6          7.7          7.9          8.0           8.1          8.2
TEV/LTM EBIT (x)             9.1          9.2          9.4          9.5           9.7          9.8
EMV/LTM Net Income (x)      12.2         12.5         12.8         13.1          13.4         13.7
--------------------------------------------------------------------------------------------------------

SOURCE: Company reports and SEC filings

NOTES:
1 Based on the Company's March 31, 2001 balance sheet
2 Implied multiples based on the Company's adjusted LTM ended March 31, 2001 results


                                           Section 1: Transaction Overview     9

--------------------------------------------------------------------------------
3 Free cash flow is defined as EBITDA less capital expenditures






                                           Section 1: Transaction Overview    10

FINANCIAL OVERVIEW
--------------------------------------------------------------------------------
SECTION 2

COMPANY OVERVIEW
--------------------------------------------------------------------------------

+ Springs is a leader in the home textile furnishings market

Bedding Products

- Leader in double digit growth Bed-In-A-Bag category-in both mid-market and high-end
- Strength in core color programs, account management and replenishment capabilities
- Heavy focus and strong competitive advantage in printed ensembles and "fashion products" (coordinated sheets, comforters, bedding accessories and curtains) which face limited competition from imports
- Have made investments in distribution and system applications to improve customer service and achieve one of the best service records in the industry. Direct importers lack the infrastructure to effectively compete in this area

Springs Major Product Segments
[PIE CHART DEPICTING THE FOLLOWING INFORMATION:

2000 Net Sales: US$2.3 billion

Other (Windows, Baby, Other):36%
Bedding:43%
Bath:21%]

Bath Products

- Springs has a balanced portfolio of towels, bath rugs, showers curtains and accessories
- Springs has been traditionally #3 in towels but now has the opportunity to make significant gains
- Through acquisitions and internal growth, Springs has developed a #1 market share position in shower curtains and accessories

2000 Reported EBITDA By Segment
[PIE CHART DEPICTING THE FOLLOWING INFORMATION:

2000 EBITDA: US$254 million

Other (Windows, Baby, Other):29%
Bedding:55%
Bath:16%]

Windows and Other Home Furnishings

Source: Company reports

                                             Section 2: Financial Overview    12

--------------------------------------------------------------------------------






                                             Section 2: Financial Overview    13

HISTORICAL 5-YEAR FINANCIAL SUMMARY
--------------------------------------------------------------------------------

                                                                                    CAGR
                                                                                 1995-2000  LTM Ended
(US$mm)                    1996       1997        1998       1999       2000        (%)     3/31/2001
-------------------------------------------------------------------------------------------------------

Operating Data:
Net Sales                2,221.0     2,226.1    2,180.5    2,220.4    2,275.1       0.5     2,252.2
% Growth                    (0.5)%       0.2%      (2.0)%      1.8%       2.5%                   NA
EBITDA 1                   203.2       213.6      204.4      235.3      257.0       2.1       248.3
% Margin                     9.1%        9.6%       9.4%      10.6%      11.3%                 11.0%
EBIT 1                     113.8       129.0      117.4      134.0      147.6       2.0       136.8
% Margin                     5.1%        5.8%       5.4%       6.0%       6.5%                  6.1%
Net Income 1               109.6        78.0       59.3       67.9       72.3       0.2        65.9
% Margin                     4.8%        3.5%       2.7%       3.1%       3.2%                  2.9%
Diluted EPS 1                5.32        3.79       3.13       3.73       3.98      1.5         3.62
% Growth                    43.8%      (27.0)%    (17.4)%     19.2%       6.7%                   NA
Diluted Shares              20.6        20.7       18.9       18.2       18.2                  18.2
Outstanding

Balance Sheet Data:
Cash and Equivalents        30.7         0.4       48.1        4.2        2.9                   8.4
Net PP&E                   534.6       541.2      549.7      625.6      617.9                 620.7
Total Assets             1,398.5     1,409.3    1,425.5    1,575.0    1,584.1               1,630.9
Total Debt 2               184.6       186.2      289.3      340.2      333.2                 388.0
Shareholders' Equity       780.8       804.6      724.1      774.9      819.8                 820.7

Cash Flow Data:
Depreciation and            89.4        84.6       87.0      101.3      109.4                 111.5

                                             Section 2: Financial Overview    14


-------------------------------------------------------------------------------------------------------
Amortization
Capital Expenditures        75.1        99.3      115.0      166.8       93.3                  84.7
-------------------------------------------------------------------------------------------------------

SOURCE: Company reports

NOTES:
1 Excludes non-recurring items
2 Includes short-term and long-term debt



                                             Section 2: Financial Overview    15

QUALITY OF EARNINGS ANALYSIS
--------------------------------------------------------------------------------


Analytical Adjustments to Earnings
                                                  LTM
                                                 Ended
(US$mm, except per share data) FY 1999 FY 2000  3/31/01
-------------------------------------------------------
EBITDA Adjustments:
EBITDA-Reported                   235.3  253.9  246.5
"Above the Line" Non-Recurring
Items-Expense (Income)              0.0    3.1    1.8
-------------------------------------------------------
EBITDA-Adjusted                   235.3  257.0  248.3
-------------------------------------------------------
  EBITDA-Reported-Margin %         10.6   11.2   10.9
  EBITDA-Adjusted-Margin %         10.6   11.3   11.0

EBIT Adjustments:
EBIT-Reported                     134.0  144.5  135.0
----------------------------------
"Above the Line" Non-Recurring
Items-Expense (Income)              0.0    3.1    1.8
-------------------------------------------------------
EBIT-Adjusted                     134.0  147.6  136.8
-------------------------------------------------------
  EBIT-Reported-Margin %            6.0    6.4    6.0
  EBIT-Adjusted-Margin %            6.0    6.5    6.1

Net Income Adjustments:
Net Income to Common-Reported      69.0   67.1   60.2
After-Tax Total Non-Recurring
Items-Expense (Income)             (1.1)   5.2    5.8
-------------------------------------------------------
Net Income to Common-Adjusted      67.9   72.3   65.9
-------------------------------------------------------
  Net Income-Reported-Margin %      3.1    3.0    2.7
  Net Income-Adjusted-Margin %      3.1    3.2    2.9

  Wtd. Avg. Diluted Shares
  (Class A & Class B)              18.168 18.160 18.205

  EPS-Reported                     3.80   3.70    3.30
-------------------------------------------------------
EPS-Adjusted                       3.73   3.98    3.62
-------------------------------------------------------
SOURCE: Company 10K, internal reports, and Q1 2001 press release


Detail of Adjustments-Non-Recurring Items
                                                  LTM
                                                 Ended
(US$mm, except per share data) FY 1999 FY 2000  3/31/01
-------------------------------------------------------
Reported Restructuring & Realignment
Expenses (Income):
Katherine/Elliott Plants Shutdown    -     2.4    2.4
Griffin/Jackson Plants Shutdown      -     2.9    2.9
-------------------------------------------------------
  Total Restructuring & Realignment
  Expense (Income) ($)              0.0    5.3    5.3
-------------------------------------------------------
  Effective Tax Rate (%)           38.0   37.0   37.0
-------------------------------------------------------
  After-Tax Restructuring &
  Realignment Expense (Income) ($)  0.0    3.3    3.3
-------------------------------------------------------
Other Non-Recurring/One-Time
Expenses (Income):
"Above the EBIT Line" Items
Acctg.Change-Supplies Inventory
(Gain)                               -    (1.5)  (1.5)
Wisconsin Sales Tax Assessment       -     2.5    1.2
Blindmaker Receivable Charge-Off     -     2.1    2.1
-------------------------------------------------------
  Total "Above the EBIT Line"
  Non-Recurring Items ($)           0.0    3.1    1.8
-------------------------------------------------------
"Below the EBIT Line" Items
Gain on Sale/Leaseback of NYC
Building                           (1.5)  (1.8)  (1.8)
Gain on Sale of Closed Mfg.
Facilities                         (4.3)    -      -
Impairment Charge-Property for
Sale/Disposal                       3.0    1.6    1.6
Year 2000 Expenses                  1.0     -      -
-------------------------------------------------------
  Total "Below the EBIT Line"
  Non-Recurring Items              (1.8)  (0.2)   2.1
-------------------------------------------------------
  Total Other Non-Recurring
  Items ($)                        (1.8)   2.9    3.9
  Grand Total Non-Recurring
  Items ($)                        (1.8)   8.2    9.2
  Effective Tax Rate (%)           38.0   37.0   37.0
-------------------------------------------------------
  After-Tax Grand Total
  Non-Recurring Items ($)          (1.1)   5.2    5.8
-------------------------------------------------------


                                             Section 2: Financial Overview    16

FYE 2000 AND Q1 2001 BALANCE SHEETS
--------------------------------------------------------------------------------



                                            Q1 Ended
Assets                            FYE 2000   3/31/01
-------------------------------------------------------
Current Assets:
  Cash and Cash Equivalents           2.9        8.4
  Accounts Receivable, net          291.1      336.9
  Inventories, net                  508.1      499.7
  Other                              34.4       36.2
-------------------------------------------------------
   Total Current Assets             836.4      881.2
-------------------------------------------------------
  Property, Plant & Equipment, net  617.9      620.7
  Goodwill and Other Assets         129.9      129.0
-------------------------------------------------------
TOTAL ASSETS                      1,584.1    1,630.9
-------------------------------------------------------

SOURCE: Company SEC filings, internal reports and press releases




                                              Q1 Ended
Liabilities & Shareholders' Equity  FYE 2000   3/31/01
-------------------------------------------------------
Current Liabilities:
  Short-Term Borrowings                 24.7    53.3
  Current Maturities of Long-Term Debt  25.2    29.7
  Accounts Payable                     106.7   103.0
  Other Accrued Liabilities            114.4   112.6
-------------------------------------------------------
   Total Current Liabilities           271.0   298.5
-------------------------------------------------------
Noncurrent Liabilities:
  Long-Term Debt                       283.3   305.1
  Accrued Benefits and Deferred        176.1   168.3
  Compensation
  Other                                 34.0    38.3
-------------------------------------------------------
   Total Noncurrent Liabilities        493.4   511.7
-------------------------------------------------------
   Total Shareholders' Equity          819.8   820.7
-------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDERS'    1,584.1 1,630.9
EQUITY
-------------------------------------------------------


                                             Section 2: Financial Overview    17

SPRINGS STOCK PRICE HISTORY-ANNOTATED-LAST TWELVE
--------------------------------------------------------------------------------

[LINE GRAPH DEPICTING THE FOLLOWING INFORMATION:

Stock price information in US dollars and volume for the period of April 20, 2000 to April 23, 2001 with annotations A-K]

SOURCE: FactSet

Annotations
--------------------------------------------------------------------
A     WestPoint announces proposed recapitalization plan
B     WestPoint announces termination of recapitalization plan
C     Springs cut to 'Hold' from 'Buy' at First Union and CSFB
D     Springs reports record second quarter sales & net income
E     CSFB raises estimates after Springs beats second quarter
      estimates
F Springs announces third quarter results of $1.00 vs. the Company's $1.02 estimate
G     Springs issues 8-K: Eliminates some production in two
      plants affecting 320 people
H     Springs acquires Maybank's yarn mill in Georgia
I Springs announces fourth quarter earnings of $0.61 vs. the Company's $0.65 estimate
J     Springs announces proposal from Heartland
K     Springs cut to 'Neutral' from 'Buy' at Wachovia Securities
--------------------------------------------------------------------


Selected Statistics 1,2            (US$)
-------------------------------------------
Pre-announcement Price (2/16/01)   36.10
30 Day Average                     35.05
90 Day Average                     31.21
52 Week Average                    33.70
52 Week High                       48.81
52 Week Low                        22.63
-------------------------------------------
NOTES:
1  Statistics at or prior to February 16, 2001
2  Closing prices

                                             Section 2: Financial Overview    18

SPRINGS STOCK PRICE PERFORMANCE-LAST THREE YEARS
--------------------------------------------------------------------------------

[LINE GRAPH DEPICTING THE FOLLOWING:

Relative Share Price Performance of Springs and S&P500 for the period of April 23, 1998 and April 23, 2001]

SOURCE: FactSet

Selected Statistics 1,2   (US$)        Selected Statistics 1 (US$)
--------------------------------       ---------------------------
Pre-announcement:                      Pre-announcement:
Pre-announcement Price    36.10        3 Year Average        38.53
(2/16/01)
30 Day Average            35.05        3 Year High           60.75
90 Day Average            31.21        3 Year Low            22.63
--------------------------------       ---------------------------
NOTES:

                                             Section 2: Financial Overview    19

--------------------------------------------------------------------------------
1  Statistics at or prior to February 16, 2001
2  Closing prices











                                             Section 2: Financial Overview    20

SPRINGS INDUSTRIES-THREE YEAR HISTORICAL PRICE
--------------------------------------------------------------------------------

[LINE GRAPH DEPICTING THE FOLLOWING:

Relative Share Price Performance of Springs, Burlington, Crown Crafts,
Dan River, Galey & Lord, Mohawk Ind., West Point and Peer Group for the period of April 23, 1998 to April 23, 2001]

SOURCE: FactSet






                                             Section 2: Financial Overview    21

SPRINGS INDUSTRIES-ONE YEAR HISTORICAL PRICE PERFORMANCE
--------------------------------------------------------------------------------

[LINE GRAPH DEPICTING THE FOLLOWING:

Relative Share Price Performance of Springs, Burlington, Crown Crafts,
Dan River, Galey & Lord, Mohawk Ind., West Point and Peer Group for the period of April 20, 2000 to April 23, 2001]

SOURCE: FactSet






                                             Section 2: Financial Overview    22

SHARES TRADED AT SPECIFIC PRICES-LATEST TWELVE MONTHS1
--------------------------------------------------------------------------------

[BAR GRAPH DEPICTING THE FOLLOWING:

Total Volume: 25,560,700 (approximately 2.4x the total Class A shares outstanding)

Price Range 1 (US$)        %of Total Volume Traded
22.00-24.99                          7.6
25.00-27.99                         17.7
28.00-30.99                         10.6
31.00-33.99                         18.2
34.00-36.99                         14.8
37.00-39.99                         11.1
40.00-42.99                          5.5
43.00-45.99                          3.7
46.00-48.99                         10.8]

SOURCE: FactSet

NOTE:
1  Based on closing prices for the latest twelve months ending February 16, 2001



                                             Section 2: Financial Overview    23

--------------------------------------------------------------------------------
o Approximately 89% of Springs shares traded over the last twelve months were at prices less than US$46.00 per share









                                             Section 2: Financial Overview    24

RESEARCH COMMENTARY
--------------------------------------------------------------------------------


                                 12 Month
Firm          Recommendation   Price Target   Comment
--------------------------------------------------------------------------------
CSFB          Not Rated           na          "We reduced our 2001 earnings per
(2/20/01)                                     share estimate to US$3.80 from
                                              US$4.15. We project sales and
                                              earnings to fall in the first
                                              half, owing to continued weakness
                                              at retail and further initiatives
                                              to reduce inventory. We expect at
                                              least a small sales recovery in
                                              the second half against easy
                                              comparisons. We estimate that
                                              full-year sales will be
                                              essentially flat at US$2.27
                                              billion. We project that the gross
                                              margin will remain unchanged at
                                              18.7%. Reduced profitability from
                                              planned production curtailments
                                              and higher sales of closeout and
                                              off-price products in the first
                                              half should be offset by improved
                                              profitability in the second half.
                                              We expect SG&A to increase
                                              modestly to 12.5% from 12.4%."

Merrill Lynch Accumulate          na          "We think it likely that margin
(2/2/01)                                      pressure will continue to be
                                              driven by claims, low cost sourced
                                              goods, weakness particularly at
                                              starting price points, and
                                              commodity and energy inflation.
                                              Cost savings initiatives as well
                                              as recent downsized capacity
                                              should enable Springs to run
                                              plants at fuller levels thus
                                              improving overhead absorption
                                              rates. Lower outsourced production
                                              (and thus inventory) should also
                                              reduce working capital
                                              requirements. Springs' goal is to
                                              reduce inventory by US$30 million
                                              in 2001. The Company has downsized
                                              its capital expenditure plans
                                              significantly (to US$110 million)
                                              delaying non-essential projects.
                                              In our view, the conservative
                                              approach toward capital projects
                                              will further strengthen the
                                              balance sheet, which should
                                              position Springs to weather the
                                              storms presented by the current
                                              difficult economic environment."

Wachovia      Buy                 37          "Over the last seven years, dollar
Securities                                    volume in the bed and bath
(11/27/00)                                    respectively. Demographics remain
                                              favorable for continued growth
                                              over the next five years, in our
                                              opinion. These

                                             Section 2: Financial Overview    25

--------------------------------------------------------------------------------

                                              trends are expected to persist
                                              till 2006. Although Springs has
                                              been profitable throughout its
                                              history, the level of profit
                                              margins has been uninspiring. A
                                              new management team and
                                              well-defined strategy appear to
                                              have energized the company and we
                                              believe the longer term result
                                              will be a higher operating
                                              margin."
--------------------------------------------------------------------------------
SOURCE: Brokerage research reports







                                             Section 2: Financial Overview    26

ECONOMIC VS VOTING OWNERSHIP
--------------------------------------------------------------------------------

Class A Ownership

                                       Class   Total
                             Amount     (%)     (%)
-------------------------------------------------------
13F Institutions           8,013,346   74.3    44.7
Close Family                 103,088    1.0     0.6
Other Insiders               150,437    1.4     0.8
Other/Retail               2,523,603   23.3    14.0
-------------------------------------------------------
TOTAL CLASS A SHARES      10,790,474  100.0    60.1
-------------------------------------------------------

[PIE CHART DEPICTING THE FOLLOWING:

Economic Ownership

13 F Institutions 44.7%
Close Family      40.5%
Other/Retail      14.0%
Other Insiders     0.8%]


Class B Ownership

                                       Class   Total
                             Amount     (%)     (%)
-------------------------------------------------------
Close Family               7,149,291   99.97   39.9
Other/Retail                   2,272    0.03     nm
-------------------------------------------------------
TOTAL CLASS B SHARES       7,151,563   100.0   39.9
-------------------------------------------------------
TOTAL SHARES OUTSTANDING  17,942,037          100.0
-------------------------------------------------------

[PIE CHART DEPICTING THE FOLLOWING:

Voting Ownership

13 F Institutions 20.3%
Close Family      72.9%
Other/Retail       6.4%
Other Insiders     0.4%]

SOURCE: CDA Spectrum, Company reports and SEC filings



                                             Section 2: Financial Overview    27

OVERVIEW OF MANAGEMENT'S PROJECTIONS
--------------------------------------------------------------------------------


Management projections

o All Company projections set forth herein, or used in the financial and comparative analyses described herein, were derived from the Company's "Scenario 1 (Lower Risk)" projections furnished by the Company's management

o Net sales grow at a compound annual growth rate of 2.0% through the projection period (2000-2005)

  - In line with the Company's historical experience of 2.0% over the last ten years and 0.5% over the last five years

o EBITDA margins are projected to improve over historical results, increasing from 11.2% in 2000 to 11.7% by 2005P

o Capital expenditures for 2001E and beyond are expected to remain in the range of US$110 million-US$125 million and reflect the Company's planned IT investments as well as normal maintenance and operating expenditures

o For the projected period (2000-2005), accounts receivable days on hand is expected to remain relatively flat at 47 to 48 days, inventory days on hand is expected to decrease from 104 to 101 days, and accounts payable days is expected to increase from 22 to 23 days


                                             Section 2: Financial Overview    28

BUSINESS MIX
--------------------------------------------------------------------------------

Management Projections
                                    2000A Net Revenues          2005P Net Revenues                 CAGR
                                -------------------------    -----------------------   ----------------------------
Operating Business Segments       (US$mm)       % Total       (US$mm)       % Total    1995-2000 (%)  2000-2005 (%)
--------------------------------------------------------------------------------------------------------------------
Core Bedding                       742.2         32.6          789.5         31.4            na           1.2
Other Bedding                      231.9         10.2          287.6         11.4            na           4.4
--------------------------------------------------------------------------------------------------------------------
Total Bedding                      974.1         42.8        1,077.1         42.9            na           2.0
--------------------------------------------------------------------------------------------------------------------
Bath                               482.5         21.2          589.4         23.5            na           4.1
--------------------------------------------------------------------------------------------------------------------
Total Bedding and Bath           1,456.6         64.0        1,666.5         66.3            na           2.7
--------------------------------------------------------------------------------------------------------------------
Windows                            371.9         16.3          420.8         16.7            na           2.5
Baby                                71.4          3.1           80.3          3.2            na           2.4
Other                              375.1         16.5          345.0         13.7            na         (1.7)
--------------------------------------------------------------------------------------------------------------------
Total                            2,275.1        100.0        2,512.6        100.0           0.5           2.0
--------------------------------------------------------------------------------------------------------------------


                                             Section 2: Financial Overview    29

MANAGEMENT PROJECTIONS
--------------------------------------------------------------------------------

(US$mm)                      For the Fiscal Years Ended             For the Projected Fiscal Years Ending
                           ------------------------------ -------------------------------------------------------
                               1999           2000          2001        2002       2003        2004        2005
-----------------------------------------------------------------------------------------------------------------
Operating Data:
Net Sales                  2,220.4         2,275.1       2,265.0     2,320.5    2,387.7     2,446.5     2,512.6
% Growth                       1.8             2.5         (0.4)         2.4        2.9         2.5         2.7
EBITDA-Adjusted 1            235.3           257.0         256.3       264.5      281.3       287.7       295.1
% Margin                      10.6            11.3          11.3        11.4       11.8        11.8        11.7
EBIT-Adjusted 1              134.0           147.6         145.2       145.5      155.8       156.0       156.6
% Margin                       6.0             6.5           6.4         6.3        6.5         6.4         6.2
Net Income-Adjusted 1         67.9            72.3          71.9        71.8       79.3        81.0        83.4
% Margin                       3.1             3.2           3.2         3.1        3.3         3.3         3.3
Diluted EPS-Adjusted 1         3.73            3.98          3.95        3.92       4.31        4.40        4.48
% Growth                      19.2             6.7         (0.8)       (0.8)        9.9         2.1         1.8
Diluted Shares                18.2            18.2          18.2        18.3       18.4        18.4        18.6
Outstanding

Balance Sheet Data:
Cash & Equivalents             4.2             2.9             -           -          -           -           -
Net PP&E                     625.6           617.9         626.2       640.2      640.2       645.4       629.2
Total Assets               1,575.0         1,584.1       1,597.9     1,616.6    1,635.7     1,656.8     1,659.3
Total Debt                   340.2           333.2         316.1       294.5      263.7       221.8       167.9
Shareholders' Equity         774.9           819.8         868.7       917.4      973.7     1,031.7     1,092.0

Cash Flow Data:
Depreciation &               101.3           109.4         111.2       119.0      125.5       131.7       138.5



                                             Section 2: Financial Overview    30


-----------------------------------------------------------------------------------------------------------------
Amortization
Capital Expenditures         166.8            93.3         110.0       123.0      114.0       125.0       110.0
-----------------------------------------------------------------------------------------------------------------


NOTE:
1  Excludes non-recurring items for fiscal years 1999 and 2000


                                             Section 2: Financial Overview    31

CONTRIBUTION ANALYSIS-SALES
--------------------------------------------------------------------------------

Management Projections-Contribution Analysis-Sales Growth (%)
                                                                                          Projected
                                                                     ----------------------------------------------
                                                                     2000A    2001    2002   2003   2004    2005
-------------------------------------------------------------------------------------------------------------------
Core Bedding (BIAB, Top of Bed & Retail Sheets)                       (2.3)   (1.6)   1.0    2.1     2.0    2.8
Other Bedding (Inst. Sheets, AFI, Freestanding Window, Custom         24.3     4.3    5.4    5.0     3.7    3.7
Design)
-------------------------------------------------------------------------------------------------------------------
Total Bedding                                                          3.0    (0.2)   2.1    2.8     2.5    3.0
-------------------------------------------------------------------------------------------------------------------
Bath (Retail Towels, Inst. Towels, Rugs,  Regal Rugs, Shower           0.8     4.2    5.1    3.8     3.6    3.6
Curtains, Accessories)
-------------------------------------------------------------------------------------------------------------------
Total Bedding & Bath                                                   2.3     1.3    3.1    3.2     2.9    3.2
-------------------------------------------------------------------------------------------------------------------
Windows                                                                4.0     4.3    2.7    2.5     1.5    1.5
Baby                                                                  (5.4)    2.8    2.5    2.5     2.0    2.0
Other (Retail & Specialty, Springs Direct, Springs Canada, Int'l &    (0.3)  (12.5)  (0.8)   2.1     1.8    1.8
Other)
-------------------------------------------------------------------------------------------------------------------
TOTAL SALES                                                            2.5    (0.4)   2.4    2.9     2.5    2.7
-------------------------------------------------------------------------------------------------------------------



                                             Section 2: Financial Overview    32

CONTRIBUTION ANALYSIS-EBITDA AND EBIT MARGIN
--------------------------------------------------------------------------------

Management Projections-Contribution Analysis-EBITDA and EBIT Margin (%)
                                                                     Actual                 Projected
                                                                 -------------- -----------------------------------
EBITDA Margin                                                    1999 1 2000 1   2001   2002   2003    2004  2005
-------------------------------------------------------------------------------------------------------------------
Core Bedding (BIAB, Top of Bed & Retail Sheets)                  15.4    15.3   14.0   14.1    15.1   15.0   15.0
Other Bedding (Inst. Sheets, AFI, Freestanding Window, Custom    12.8    11.8    9.8   10.4    11.5   12.0   12.6
Design)
-------------------------------------------------------------------------------------------------------------------
Total Bedding                                                    14.9    14.5   12.9   13.2    14.1   14.2   14.4
-------------------------------------------------------------------------------------------------------------------
Bath (Retail Towels, Inst. Towels, Rugs, Regal Rugs, Shower       8.0     8.4   10.9   11.5    12.2   11.9   11.9
Curtains, Accessories)
Windows                                                          11.3    10.5   11.6   11.3    10.7   10.7   10.4
Baby                                                              3.3    (0.6)   7.0    5.9     5.3    5.4    5.2
Other (Retail & Specialty, Springs Direct, Springs Canada,        3.5     9.1    7.8    7.3     6.7    6.7    6.4
Int'l & Other)
-------------------------------------------------------------------------------------------------------------------
TOTAL EBITDA MARGIN                                              10.5     11.2  11.3   11.4    11.8   11.8   11.7
-------------------------------------------------------------------------------------------------------------------

EBIT Margin
-------------------------------------------------------------------------------------------------------------------
Core Bedding (BIAB, Top of Bed & Retail Sheets)                   9.1     8.6    7.3    7.0     7.7    7.5    7.2
Other Bedding (Institutional Sheets, AFI, Freestanding Window,    7.9     7.5    5.5    6.1     7.2    7.7    8.1
Custom Design)
-------------------------------------------------------------------------------------------------------------------
Total Bedding                                                     8.9     8.4    6.9    6.8     7.6    7.5    7.4
-------------------------------------------------------------------------------------------------------------------
Bath (Retail Towels, Inst. Towels, Rugs, Regal Rugs, Shower       3.9     3.7    6.1    6.4     7.0    6.5    6.3
Curtain, Accessories)



                                             Section 2: Financial Overview    33

--------------------------------------------------------------------------------


Windows (Hard)                                                   6.8     5.5    7.0    6.6     6.0    5.9    5.7
Baby                                                             1.5    (2.8)   4.9    3.7     3.0    3.0    2.7
Other (Retail & Specialty, Springs Direct, Springs Canada,       1.6     7.0    5.2    4.6     4.0    4.0    3.8
Int'l & Other)
-------------------------------------------------------------------------------------------------------------------
TOTAL EBIT MARGIN                                                6.0     6.3    6.4    6.3     6.5    6.4    6.2
-------------------------------------------------------------------------------------------------------------------

NOTE:
1  Before adjustments for non-recurring items




                                             Section 2: Financial Overview    34

VALUATION ANALYSES
--------------------------------------------------------------------------------
Section 3

VALUATION FRAMEWORK
--------------------------------------------------------------------------------
o Springs' valuation involves a balancing of various valuation methodologies, market benchmarks, perspectives and structures

Valuation Methodologies
-------------------------------------------------------------------------------------------------------
Comparable Public Company               o To determine the current public market value and
Analysis                                  trading multiples of companies similar to Springs, in
                                          order to impute a "public market" valuation range

Premiums Paid Analysis                  o To determine the historical stock price premiums paid
                                          for public companies over the last few years, in order
                                          to compare such premiums to the premium being paid in
                                          the Merger

Comparable Transaction Analysis         o To determine the historical private market value and
                                          transaction multiples of companies similar to Springs,
                                          in order to impute a "private market" valuation range
                                          for Springs

Discounted Cash Flow Analysis           o To determine the present value of the projected
                                          after-tax, free cash flows of Springs utilizing a range
                                          of discount rates and terminal value methodologies

Leveraged Recapitalization              o To determine the range of implied purchase prices
Analysis                                  given a financial buyer's return criteria and an assumed
                                          capital structure

Present Value of Hypothetical           o To determine the present value of hypothetical future
Future Stock Prices Analysis              stock prices implied by a range of P/E multiples and an
                                          appropriate discount rate
-------------------------------------------------------------------------------------------------------


                                             Section 3: Valuation Analysis    36

VALUATION ANALYSIS AT VARIOUS SHARE PRICES
--------------------------------------------------------------------------------


Springs Transaction Value at Proposed Offer Price 1
(US$mm, except per share)

-------------------------------------------------------
Proposed Transaction Price Per Share        46.00
Total Diluted Shares Outstanding            19.88
-------------------------------------------------------
-------------------------------------------------------
                                            914.4
-------------------------------------------------------
Less: Option Proceeds                      (72.7)
-------------------------------------------------------
TRANSACTION EQUITY MARKET VALUE             841.7
-------------------------------------------------------
Plus: Springs Debt (incl. make              395.0
whole pmts.)
Plus: Unfunded Pension Liability             20.8
Plus: Interest Bearing Deferred              36.1
Comp. Liability
Less: Cash and Equivalents                  (8.4)
-------------------------------------------------------
TRANSACTION ENTERPRISE VALUE              1,285.2
-------------------------------------------------------

Implied Valuation Multiples at Various Share Prices2
--------------------------------------------------------------------------------------------------------
Per Share Value (US$)       44.00        45.00        46.00        47.00         48.00        49.00
--------------------------------------------------------------------------------------------------------
TEV/LTM Revenue (x)         0.55         0.56         0.57         0.58          0.59         0.60
TEV/LTM EBITDA (x)           5.0          5.1          5.2          5.3           5.3          5.4
TEV/LTM Free Cash Flow 3 (x) 7.6          7.7          7.9          8.0           8.1          8.2
TEV/LTM EBIT (x)             9.1          9.2          9.4          9.5           9.7          9.8
EMV/LTM Net Income (x)      12.2         12.5         12.8         13.1          13.4         13.7
--------------------------------------------------------------------------------------------------------

                                             Section 3: Valuation Analysis    37

--------------------------------------------------------------------------------
SOURCE:           Company reports and SEC filings

NOTES:
1  Based on the Company's March 31, 2001 balance sheet
2 Implied multiples based on the Company's adjusted LTM ended March 31, 2001 results
3  Free cash flow is defined as EBITDA less capital expenditures






                                             Section 3: Valuation Analysis    38

RECENT PEER TRADING HISTORY
--------------------------------------------------------------------------------

                                                                                          % Change Since
                                                                                -----------------------------------
(US$)                            01/02/2001       02/16/2001       04/23/2001       01/02/2001       02/16/2001
-------------------------------------------------------------------------------------------------------------------
Actual Price
S&P 500 Index                    1,283.3          1,301.5          1,224.4           (4.6)            (5.9)
Dow Jones Index                 10,646.2         10,799.8         10,532.2           (1.1)            (2.5)
WestPoint                           7.94             8.37             7.72           (2.8)            (7.8)
Mohawk Industries                  27.25            30.77            31.06            14.0              0.9
Galey & Lord                        2.50             3.10             1.82          (27.2)           (41.3)
Dan River                           2.34             2.94             2.08          (11.1)           (29.3)
Crown Crafts, Inc.                  0.28             0.48             0.20 2        (28.9)           (58.3)
Burlington Industries               1.56             2.19             1.98            26.7            (9.6)

Implied Springs Price 1
S&P 500 Index                      30.94            31.38            29.52           (4.6)            (5.9)
Dow Jones Index                    30.94            31.38            30.61           (1.1)            (2.5)
WestPoint                          30.94            32.61            30.08           (2.8)            (7.8)
Mohawk Industries                  30.94            34.93            35.26            14.0              0.9
Galey & Lord                       30.94            38.36            22.52          (27.2)           (41.3)
Dan River                          30.94            38.87            27.50          (11.1)           (29.3)
Crown Crafts, Inc.                 30.94            52.80            22.00          (28.9)           (58.3)
Burlington Industries              30.94            43.36            39.20            26.7            (9.6)
-------------------------------------------------------------------------------------------------------------------
Average Springs Price              30.94            37.96            29.59           (4.4)           (22.1)
-------------------------------------------------------------------------------------------------------------------

SOURCE: Factset

NOTES:


                                             Section 3: Valuation Analysis    39

--------------------------------------------------------------------------------
1  Assumes Springs share performance mirrors its peers or indices
2  Latest available price information as of April 9, 2001





                                             Section 3: Valuation Analysis    40

COMPARABLE COMPANY ANALYSIS
--------------------------------------------------------------------------------

                                                                LTM       1998-    5-year
                                                               Margins    2000      EPS   Enterprise Value to 2000 3       P/E
                                                             ----------- Revenue  Growth  --------------------------   -------------
                         Current 1 Equity Net 2  Enterprise EBITDA EBIT   CAGR     Rate 4  Sales  EBITDA EBIT  FCF 5    2000 2001E 4
Company           Ticker  Price     Value  Debt     Value     (%)   (%)    (%)      (%)     (x)    (x)   (x)   (x)      (x)    (x)
------------------------------------------------------------------------------------------------------------------------------------
Burlington        BUR     1.98      106.4   658.4    764.7      6.0   0.9  (10.2)    (30.3)  0.47    7.9   nm    nm        nm   16.9
Industries

Crown Crafts,     CRW     0.20        1.7    90.6     92.3       nm   nm     0.1     (10.9)  0.32     nm   nm    nm        nm    nm
Inc 6

Dan River         DRF     2.08       45.3   353.0    398.3     13.9  7.8    13.2      (2.4)  0.60    4.3  7.7    6.8       4.2  16.3

Galey & Lord      GNL     1.82       21.8   500.2    521.9     10.7  6.5     3.0     (22.6)  0.54    5.1  8.4    6.7       9.7   2.3

Mohawk            MHK    31.06    1,627.4   581.9  2,209.3     12.0  9.4     8.9      40.6   0.68    5.7  7.2    6.9      10.1  11.0
Industries

Westpoint         WXS     7.72      381.9 1,444.8  1,826.7     17.1 12.6     1.0      14.8   1.01    5.9  8.0    7.8       5.8   5.4
------------------------------------------------------------------------------------------------------------------------------------
Mean                                364.1   604.8    968.9     11.9  7.5     2.7      (1.8)  0.60    5.8  7.8    7.1       7.4

Median                               75.8   541.1    643.3     12.0  7.8     2.0      (6.7)  0.57    5.7  7.8    6.9       7.7

Harmonic Mean                         9.1   303.0    341.5     10.6  3.2      na        na   0.54    5.5  7.8    7.0       6.5

High                              1,627.4 1,444.8  2,209.3     17.1 12.6    13.2      40.6   1.01    7.9  8.4    7.8      10.1

Low                                   1.7    90.6     92.3      6.0  0.9   (10.2)    (30.3)  0.32    4.3  7.2    6.7       4.2
------------------------------------------------------------------------------------------------------------------------------------

Springs           SMI   29.29(7)    525.6   436.5    962.1     11.0 6.1      2.1       2.5   0.43    3.9  7.0    5.9       8.0   7.5
Industries

Springs           SMI   36.10(8)    648.7   436.5  1,085.2     11.0 6.1      2.1       2.5   0.48    4.4  7.9    6.6       9.8   9.2
Industries
-------------------------------------------------------------------------------------------------------------------------------
Springs           SMI   46.00       841.7   443.5  1,285.2     11.0 6.1      2.1       2.5   0.57    5.2  9.4    7.9      12.8  11.7
Industries
------------------------------------------------------------------------------------------------------------------------------------
NOTES:
1  Closing stock prices as of April 23, 2001
2  Debt adjusted for current market value and includes any unfunded pension liability



                                             Section 3: Valuation Analysis    41

--------------------------------------------------------------------------------
3 Latest twelve months ending March 31, 2001 (as available), otherwise, latest twelve months ended December 31, 2000
4  Source: I/B/E/S for 5 year EPS growth estimates and 2001E EPS estimates
5  Free cash flow (FCF) is defined as EBITDA less capital expenditures
6 Price as of April 9, 2001 (latest available price information prior to delisting)
7  Average SMI stock price, latest six months prior to announcement
8  Pre-announcement stock price as of February 16, 2001




                                             Section 3: Valuation Analysis    42

HISTORICAL EBITDA TRADING MULTIPLES
--------------------------------------------------------------------------------

Three Years Quarterly

[LINE GRAPH DEPICTING THE FOLLOWING INFORMATION:

The Enterprise Value/EBITDA (x) for Q1, Q2, Q3 and Q4 1998, 1999 and 2000 for Westpoint, Dan River Mohawk, Springs]

SOURCE: SEC filings and FactSet


                                             Section 3: Valuation Analysis    43

PREMIUMS PAID ANALYSES-TWO YEAR HISTORICAL
--------------------------------------------------------------------------------
 o The following analysis shows the premiums paid in selected precedent transactions 1

                                                       Premium to Stock Price (%)
                                             ------------------------------------------------
                                  Number of     One Day         One Week       One Month
                                    Deals     Prior to Annc.  Prior to Annc. Prior to Annc.
---------------------------------------------------------------------------------------------
Deals Announced in LTM 2001
Control                              32
 Mean/Median                                  35.7 / 30.6     43.3 / 41.5       51.8 / 50.0
 High/Low                                      92.7 / 2.7     96.3 /  4.0      111.1 / (0.3)
Minority Close-out                   13
 Mean/Median                                  39.0 / 42.5     48.8 / 44.3       37.4 / 41.1
 High/Low                                      85.5 / 3.9     108.2 / 3.9       75.4 / 5.3
Deals Announced in 2000
Control                              39
 Mean/Median                                  34.7 / 30.2     43.5 / 40.7       53.0 / 50.6
 High/Low                                    116.8 / (5.3)    121.0 / 4.0      130.3 / (0.3)
Minority Close-out                   19
 Mean/Median                                  29.4 / 22.4     37.0 / 37.6       36.4 / 31.9
 High/Low                                     85.5 / (4.5)    108.2 / 0.0       98.8 / 1.2
Deals Announced in 1999
Control                              65
 Mean/Median                                  30.1 / 27.3     37.0 / 34.8       44.5 / 41.9
 High/Low                                     95.3 / (7.9)   115.4 /(11.4)     120.3 / (2.1)
Minority Close-out                   18
 Mean/Median                                  34.7 / 30.5     35.9 / 43.4       48.6 / 48.6
 High/Low                                      83.6 / 5.5     63.3 / (1.5)     107.4 / 7.3
---------------------------------------------------------------------------------------------


                                             Section 3: Valuation Analysis    44

---------------------------------------------------------------------------------------------
Implied Premium of Proposed Offer @ US$46.00 2       27.4           26.8            42.4
---------------------------------------------------------------------------------------------

SOURCE: SDC
NOTES:
1 Premiums based on selected US transactions from 1/1/99 to 4/23/01 for which premium information is available; US$500mm-US$2,000mm deal size range, except for minority close-out transactions; 100% cash consideration; excludes transactions involving financial institutions and certain outlier transactions
2 Premiums calculated based on Springs' closing stock prices one day, one week, and one month prior to announcement (US$36.10, US$36.28, and US$32.31, respectively)


                                             Section 3: Valuation Analysis    45

COMPARABLE TRANSACTION ANALYSIS
-------------------------------------------------------------------------------

                              One
                              Day       One        One                                           3-Year
                             Prior      Week      Month       Total         Equity               Revenue
                  Date      Premium   Premium    Premium    Enterprise      Market     LTM       Growth
Acquiror/Target  Announce     (%)       (%)       (%)         Value         Value     Revenue      (%)
----------------------------------------------------------------------------------------------------------
Berkshire        9/6/00      18.8       23.8      26.7       3,277.1       2,393.9    4,095.7      7.2
Hathaway/
Shaw
Industries

Investor       10/6/99       77.9       75.4      58.2         106.4          66.1      117.6     27.6
Group/Conso
International

CW Southeast   8/30/99       65.5       84.6      50.0         155.5          32.5      267.6     (6.1)
Partners/
Johnston
Industries

Dan River/     6/29/98       19.5       22.2      38.9         267.3         172.9      242.9    (20.1)
Bibb Company

Pillowtex      9/11/97        1.5        8.6      30.5         912.5         406.9    1,100.1      1.3
Corp/Fieldcrest
Cannon, Inc

Springs         2/6/95         na         na        na         143.5         118.0      272.1      3.8
Industries/
Dundee Mills, Inc
----------------------------------------------------------------------------------------------------------
Mean                         36.6       42.9      40.8         810.4         531.7    1,016.0      2.3

Median                       19.5       23.8      38.9         211.4         145.5      269.8      2.6

Min                           1.5        8.6      26.7         106.4          32.5      117.6    (20.1)

Max                          77.9       84.6      58.2       3,277.1       2,393.9    4,095.7     27.6

Harmonic Mean                 6.2       21.9      37.5         214.7          95.2      283.2       na
----------------------------------------------------------------------------------------------------------
Springs        2/20/01       27.4       26.8      42.4       1,285.2         841.7    2,252.2      2.5
Industries
@$46.00

Westpoint      4/24/00       27.5       30.4      28.5       2,113.8         649.2    1,883.3      6.7
Stevens 1
----------------------------------------------------------------------------------------------------------




                                                          Total Enterprise Value
                                              LTM               Multiples
                 LTM        LTM      LTM      Net     -------------------------------
                 EBITDA     FCF      EBIT    Income                                        Equity
                 Margin    Margin   Margin   Margin    LTM      LTM      LTM     LTM     Mkt. Value/
Acquiror/Target   (%)       (%)      (%)      (%)     Revenue  EBITDA    FCF     EBIT    LTM Net Inc.
----------------------------------------------------------------------------------------------------------
Berkshire        13.1       9.6      7.5      4.4      0.80     6.1      8.3     10.7      13.3
Hathaway/
Shaw
Industries

Investor         15.1      12.5     11.5      4.9      0.90     6.0      7.2      7.9      11.5
Group/Conso
International

CW Southeast      9.9       7.4      2.6     (1.0)     0.58     5.9      7.8     22.3        nm
Partners/
Johnston
Industries

Dan River/        6.0      (7.5)     3.2     (0.4)     1.10    18.4       nm     33.9        nm
Bibb Company

Pillowtex         7.1       1.8      3.8      1.5      0.83    11.7     47.3     21.8      23.9
Corp/Fieldcrest
Cannon, Inc

Springs           5.4       2.1      1.3     (0.5)     0.53     9.8     25.4     40.7        nm
Industries/
Dundee Mills, Inc
----------------------------------------------------------------------------------------------------------
Mean              9.4       4.3      5.0      1.5      0.79     9.6     19.2     22.9

Median            8.5       4.8      3.5      0.6      0.81     8.0      8.3     22.0

Min               5.4      (7.5)     1.3     (1.0)     0.53     5.9      7.2      7.9

Max              15.1      12.5     11.5      4.9      1.10    18.4     47.3     40.7

Harmonic Mean     8.1        na      3.1       na      0.74     8.1     11.2     16.4
----------------------------------------------------------------------------------------------------------
Springs          11.0       7.3      6.1      2.9      0.57     5.2      7.9      9.4      12.8
Industries
@$46.00

Westpoint        18.7      10.8     14.2      5.5      1.12     6.0    10.4       7.9       6.2
Stevens(1)
----------------------------------------------------------------------------------------------------------

SOURCE: SDC, company reports and SEC filings
NOTE:


                                             Section 3: Valuation Analysis    46

--------------------------------------------------------------------------------
1  WestPoint transaction was terminated on 5/19/00





                                             Section 3: Valuation Analysis    47

DISCOUNTED CASH FLOW ANALYSIS
--------------------------------------------------------------------------------
o  KEY ASSUMPTIONS

o Discounted cash flow analyses incorporate the Company's projected operating performance for the period 2001-2005. Projections are based on the Company's management projections
o  Projections do not include acquisitions or plant closings
o  Tax rate assumed at 38%
o  Discount rates (weighted average cost of capital) assumed at 8.75% to 11.75%
o Exit multiples are consistent with the comparable public company analysis with the results summarized below:



Implied Valuation at Various Exit Multiples
(US$ per share)                           Relevant Range     Implied Share Value
--------------------------------------------------------------------------------
Management Projections
  EBITDA                                     4.5x-5.5x            38.61-56.12
  EBIT                                       6.5x-7.5x            28.13-39.80
  FCF                                        6.5x-7.5x            34.39-47.58
  Perpetuity Growth                          0.5%-2.5%            23.92-56.75
--------------------------------------------------------------------------------


                                             Section 3: Valuation Analysis    48

TYPICAL FINANCIAL SPONSOR INVESTMENT CRITERIA
--------------------------------------------------------------------------------

o A leveraged recapitalization is a transaction structure designed to avoid a step-up in the accounting basis of an acquired company (as reflected in the Company's books), thereby avoiding the incurrence of incremental goodwill amortization and asset depreciation

o In a leveraged recapitalization transaction, a substantial shareholder group partners with a financial sponsor to repurchase the remaining public shares of the Company

o Following the recapitalization, the Company is taken private by the newly formed shareholder group, i.e., shareholders "rolling over" their equity and the financial sponsor investing new equity

o Financial buyers and their debt sources typically require the following parameters (depending upon market conditions and target industry):

----------------------------------------------------------
Internal Rate of Return:         Greater than 25%
Total Debt/EBITDA:               No more than 3.0x-4.5x
                                 in Year 1
EBITDA/Interest Expense:         No less than 2.0x in
                                 Year 1
Cumulative Senior Debt Paydown:  No less than 50% by
                                 Year 5
----------------------------------------------------------


                                             Section 3: Valuation Analysis    49

LEVERAGED RECAPITALIZATION ANALYSIS
--------------------------------------------------------------------------------

o  KEY ASSUMPTIONS

Leveraged recapitalization analyses were generated using management projections. In addition to the assumptions inherent in the projections, the following additional assumptions were made:

o A purchase price per share range from US$38.00 to US$50.00, implying an equity value range from US$686.1 to US$921.3 and a total enterprise value range from US$1,086.8 to US$1,322.1

o The following financial structure was assumed in the US$46.00 per share analysis:

ESTIMATED SOURCE
                                          Amount
(US$mm)                                    (US$)
-------------------------------------------------------
Sr. Bank Term Revolver                    214.6
Receivables Purchase Facility               -
Sr. Bank Term Loan - A                    200.0
Sr. Bank Term Loan - B                    300.0
Assumed Debt                               28.1
-------------------------------------------------------
Total Debt                                742.7
-------------------------------------------------------
Heartland Equity                          225.0
Shareholder Rollover                      283.6
-------------------------------------------------------
Total Equity                              508.6
-------------------------------------------------------
Total Sources                           1,251.3
-------------------------------------------------------

ESTIMATED USES
                                           Amount
(US$mm)                                     (US$)
-------------------------------------------------------
Purchase of Springs Equity                  841.7
(including rollover equity)
Repay Indebtedness                          327.2
Assumed Debt                                 28.1
Excess Cash (working capital)                14.3
Fees & Expenses                              40.0
-------------------------------------------------------
TOTAL USES                                1,251.3
-------------------------------------------------------

o  Recapitalization accounting was assumed (no push-down of goodwill)
o  Assumed closing date of June 30, 2001
o  Management options for 10% of the equity of the Company upon exit
o Financing from a term revolver was used instead of the receivables purchase facility


                                             Section 3: Valuation Analysis    50

--------------------------------------------------------------------------------
o Investors are assumed to exit in 4.5 years (2005) at an EBITDA multiple of 5.0x





                                             Section 3: Valuation Analysis    51

LEVERAGED RECAPITALIZATION ANALYSIS SUMMARY
--------------------------------------------------------------------------------

IRRs at Various Purchase Prices
Assuming Approximately 41% Equity Investment (including rollover equity) and an EBITDA Exit Multiple of 5.0x

[LINE GRAPH DEPICTING THE FOLLOWING POINTS:

Purchase Price Per Share (US$)      Internal Rate of Return (%)
------------------------------      ---------------------------
           38.00                               20.5
           42.00                               17.5
           46.00                               14.6
           50.00                               11.8]


Leverage and Coverage Statistics-Management Projections
                                         Purchase Price Per Share (US$)
                            ----------------------------------------------------
                               38.00        42.00          46.00          50.00
--------------------------------------------------------------------------------
2000 Pro Forma (x):
Total Debt/EBITDA              2.5          2.7             2.9            3.1
EBITDA/Interest Expense        5.2          4.9             4.7            4.4
--------------------------------------------------------------------------------



                                             Section 3: Valuation Analysis    52

--------------------------------------------------------------------------------

(EBITDA-CAPEX)/ Interest       3.3          3.2             3.0            2.8
Expense
% Debt Paydown by 2005        39.6         35.7            32.3           29.2
--------------------------------------------------------------------------------


                                             Section 3: Valuation Analysis    53

PRESENT VALUE ANALYSIS OF HYPOTHETICAL FUTURE STOCK PRICE
--------------------------------------------------------------------------------

Management Projections

                                                                                                        2000-2005
(US$ per share)                         2001P       2002P        2003P         2004P        2005P         CAGR
--------------------------------------------------------------------------------------------------------------------
Projected Springs EPS                   3.95         3.92         4.31         4.40          4.48         3.2%

Hypothetical Future Stock Price
P/E Multiple:
7.0x                                   27.65        27.44        30.17        30.80         31.36
8.0x                                   31.60        31.36        34.48        35.20         35.84
9.0x                                   35.55        35.28        38.79        39.60         40.32

Dividends Per Share 1                   1.27         1.27         1.27         1.27          1.27

Present Value of Hypothetical
Stock Price 2
P/E Multiple:
7.0x                                   26.76        24.91        25.50        24.38         23.30
8.0x                                   30.49        28.22        28.76        27.36         26.02
9.0x                                   34.23        31.54        32.03        30.35         28.73
-------------------------------------------------------------------------------------------------------------------

NOTES:
1 Assumes constant blended per share dividend policy as per the management projections
2 Hypothetical future stock prices and dividend stream discounted at 11.75% (levered cost of equity)


                                             Section 3: Valuation Analysis    54

COMPARABLE COMPANY DESCRIPTIONS
--------------------------------------------------------------------------------
Appendix A

COMPARABLE COMPANY DESCRIPTIONS
--------------------------------------------------------------------------------

Comparable Company Descriptions
-------------------------------------------------------------------------------------------------------------------
Burlington             Burlington Industries is a diversified manufacturer of soft goods for apparel and
Industries, Inc.       interior furnishings. It is a developer, marketer and manufacturer of fabrics and other textile products used in a variety of apparel and interior furnishings end uses.
                       Burlington is organized in three industry segments: Performance Wear, Casual Wear and
                       Interior Furnishings.
-------------------------------------------------------------------------------------------------------------------
Crown Crafts, Inc.     Crown Crafts, Inc. operates directly and indirectly through its subsidiaries, in two principal business segments within the textile industry: Adult Home Furnishing and
                       Juvenile Products, and Infant Products. Adult Home Furnishing and Juvenile Products
                       consists of Bedroom Products (adult comforters and accessories), Throws and Decorative
                       Home Accessories (primarily jacquard-woven throws in cotton, acrylic, rayon or chenille), and similar products targeted to the juvenile segment. The Infant Products segment consists of four main business segments: infant bedding, bibs, infant soft goods and accessories.

                       Sales are generally made directly to retailers, department and specialty stores, mass merchants, large chain stores and gift stores. These products are marketed under a variety of company-owned trademarks, as unbranded merchandise and with customers'
                       private labels in three product groups: bedroom products, throws and decorative home accessories, and infant and juvenile products.
-------------------------------------------------------------------------------------------------------------------
Dan River, Inc.        Dan River, Inc. is a designer, manufacturer and marketer of products for the home fashions and apparel fabrics markets. Dan River designs, manufactures and markets a line of value-added home fashion products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies.
                       The company also designs, manufactures and markets a range of high quality woven cotton and cotton-blend apparel fabrics. Dan River also manufactures and sells specialty engineered yarns and woven fabrics for use in making high-pressure hoses and other industrial products.
-------------------------------------------------------------------------------------------------------------------


                               Appendix A: Comparable Company Descriptions    56

--------------------------------------------------------------------------------

Comparable Company Descriptions
-------------------------------------------------------------------------------------------------------------------
Galey & Lord, Inc.     Galey & Lord, Inc. was incorporated in Delaware in 1987 for the purpose of acquiring substantially all of the assets of the Blends Apparel and Prints divisions of Burlington
                       Industries, Inc. in February 1988. The company is a global manufacturer of textiles for sportswear, including cotton casuals, denim and corduroy, and is an international manufacturer of work wear fabrics. The company also is a manufacturer of dyed and printed fabrics for use in home fashions.
-------------------------------------------------------------------------------------------------------------------
WestPoint Stevens      WestPoint Stevens Inc. is the successor corporation to West Point-Pepperell, Inc.
Inc.                   through a series of mergers occurring in December 1993. The company is engaged in the manufacture, marketing and distribution of bed and bath home fashions products.
                       The company manufactures and markets home fashions consumer products for distribution to chain and department stores, mass merchants and specialty stores. Home fashions products are manufactured and distributed under its owned trademarks and pursuant to various licensing agreements. WestPoint Stevens manufactures and markets a broad range of bed and bath products, including: decorative sheets, designer sheets, sheets, accessories and towels for the hospitality industry; blankets; private label sheets, accessories and towels.
-------------------------------------------------------------------------------------------------------------------


                               Appendix A: Comparable Company Descriptions    57

COMPARABLE TRANSACTION DESCRIPTIONS
--------------------------------------------------------------------------------
APPENDIX B

COMPARABLE TRANSACTION DESCRIPTIONS
--------------------------------------------------------------------------------

Target Company Descriptions
-------------------------------------------------------------------------------------------------------------------
Shaw Industries,       Shaw Industries, Inc. is a global carpet manufacturer. Shaw designs and manufactures
Inc.                   approximately 1,600 styles of tufted and woven carpet for residential and commercial use under the PHILADELPHIA, TRUSTMARK, CABIN CRAFTS, SHAW COMMERCIAL CARPETS, STRATTON,
                       NETWORX, SHAWMARK, EVANS BLACK, SALEM, SUTTON, KOSSET, CROSSLEY, ABINGDON, REDBOOK,
                       MINSTER, INVICTA and TERZA trade names and under certain private labels. The company's manufacturing operations are fully integrated from the processing of yarns through the finishing of carpet. The company's carpet is sold in a range of prices, patterns, colors and textures with the majority of its sales in the medium to high retail price range.
                       Shaw sells its products to retailers, distributors and commercial users throughout the
                       United States, Canada, Mexico, Australia and the United Kingdom and, to a lesser degree, exports to additional overseas markets.
-------------------------------------------------------------------------------------------------------------------
Conso International    Conso International Corporation is the world's largest manufacturer of decorative
Corporation            trimmings for the home furnishings industry and, through its subsidiary, Simplicity
                       Pattern Co., Inc. ("Simplicity"), is a producer of patterns and other instructional material for home sewing of apparel, home decorating, and crafts. The company, including its British Trimmings ("BT") subsidiary, produces and sells a range of knitted and woven fringes, decorative cords, tasseled accessories, jacquard and other woven braids, and apparel trims, as well as sewing tapes and supplies. Conso also distributes window accoutrements and other home furnishings accessories. Through its salesforce, the
                       Company's products are marketed to manufacturers, distributors and retailers.
                       Manufacturing facilities are located in the United States, the United Kingdom, Mexico, and India.
-------------------------------------------------------------------------------------------------------------------
Johnston Industries    The company is a designer, manufacturer and marketer of finished and unfinished (greige)
                       cotton, synthetic and blended fabrics used in a broad range of industrial and consumer applications. The company's products are sold to a number of "niche" markets, including segments of the home furnishings, hospitality, industrial, automotive and specialty markets. In addition, the company reprocesses and markets waste textile fiber and off-quality fabrics for sale to a range of specialty markets. The company also manufactures fabrics used in engineered composite materials serving mainly the recreation and construction markets. The company conducts its operations through four business units: (i) the Greige Fabrics Division, (ii) the Finished Fabrics
-------------------------------------------------------------------------------------------------------------------


                           Appendix B: Comparable Transaction Descriptions    59

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                     Division, (iii) the Fiber Products Division, and (iv) JICR.
-------------------------------------------------------------------------------------------------------------------



                           Appendix B: Comparable Transaction Descriptions    60

--------------------------------------------------------------------------------

Target Company Descriptions
-------------------------------------------------------------------------------------------------------------------
Bibb Company           The Bibb Company, is a domestic manufacturer and marketer of textile products, principally sheets, pillowcases and other bedding accessories for use in the home, hotels, hospitals, and others serving the hospitality market. The company also manufactures specially treated and engineered textile products used primarily in producing high-pressure automobile hoses and conveyor belts.
-------------------------------------------------------------------------------------------------------------------
Fieldcrest Cannon,     Fieldcrest operates a single segment business in the textile industry and is principally
Inc.                   involved in the manufacture and sale of home furnishing products. Fieldcrest designs, manufactures and markets a broad range of household textile products consisting of towels, sheets, comforters, bath rugs and furniture coverings. These products are marketed primarily by the company's own sales and marketing staff and distributed nationally to customers for ultimate retail sale. Customers consist mainly of department stores, chain stores, mass merchants, specialty home furnishing stores, catalog warehouse clubs and other retail outlets, and institutional, government and contract accounts.
-------------------------------------------------------------------------------------------------------------------
Dundee Mills,          Dundee Mills, Incorporated, is a manufacturer of towels, infant and toddler bedding,
Incorporated           knitted infant apparel, and baby and healthcare products. The business of Dundee is divided into three primary divisions: terry towel products, baby and healthcare products, and broadcloth fabric.
-------------------------------------------------------------------------------------------------------------------



                           Appendix B: Comparable Transaction Descriptions    61